EXHIBIT 99.1



FLAG Financial Corporation
Press Release
FOR IMMEDIATE RELEASE

Contact: Investor Relations
         (770) 515-2100

LAWSUIT FILED INVOLVING FLAG FINANCIAL CORPORATION

LAGRANGE, GA (March 1, 2002)--On February 26, 2002, a complaint was filed against various directors of Flag Financial Corporation (Nasdaq: FLAG) in the Superior Court of Troup County, Georgia, civil action no. 02-cv-172.

The complaint purports to be a class action and shareholder derivative complaint arising out of the decision to remain independent and the rejection of an unsolicited offer for shares of FLAG Financial Corporation.

In accordance with Georgia law, the independent directors of the Board of Directors have, by resolution on this date, appointed a special committee of independent directors to review the allegations made in the complaint, and to make a recommendation as to whether the maintenance of such a lawsuit by FLAG is in the best interests of the corporation and its shareholders. FLAG Financial Corporation is not in a position to comment on the allegations contained in the complaint in light of the duties of the independent special committee and pendency of the litigation.

Joseph W. Evans, Chief Executive Officer of Flag Financial Corporation, stated, "We have great confidence in the members of the special committee and believe that they will be able to resolve this litigation in the best interests of the Company and its shareholders."

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, general economic conditions, integration of acquired businesses, FLAG's acquisition strategy, competition, and other factors set forth from time to time in filings with the Securities and Exchange Commission. When used in this release, the words "believes," "estimates," "plans," "expects," "should," "will," "may," "might," "outlook," and "anticipates" are similar expressions as they relate to FLAG (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company from time to time becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and internet access it may be important to avoid relying on rumors and other unsubstantiated information regarding the Company. The Company complies with Federal and state laws applicable to the disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.